UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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PRIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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[Pride International Letterhead]
May 15, 2007
Mr. Joseph Vitelli
Investment Proxy Research
Fidelity Investments
One Spartan Way TS1E
Merrimack, NH 03054

Re:	Pride International, Inc.
Dear Mr. Vitelli:
     I understand that Fidelity Investments has raised a matter with respect to the Pride International, Inc. 2007 Long-Term Incentive Plan (the “Plan”) that is being submitted to the stockholders of Pride International, Inc. (“Pride”) for approval at the annual meeting to be held on May 17, 2007. I understand that you have identified a feature of the Plan that is inconsistent with the current voting guidelines used by Fidelity Investments. Specifically, those guidelines require that full value awards, such as restricted stock and restricted stock units, contain a restriction period of at least three years or one year in the case of performance awards (a “Minimum Restriction Period”). While the Plan generally conforms to these guidelines, it contains a feature permitting stock awards and restricted stock units to be granted in lieu of salary or bonus without the imposition of a Minimum Restriction Period. Fidelity’s guidelines require the imposition of the Minimum Restriction Period on awards made in lieu of bonus unless the participant could elect to receive the bonus in cash. However, those guidelines would permit the Plan to authorize stock awards and restricted stock unit awards without application of the Minimum Restriction Period if the total shares awarded without the Minimum Restriction Period is capped at 5% of the shares authorized under the Plan.
     You had indicated that Fidelity would support approval of the Plan if the management of Pride commits to make a recommendation to its Board of Directors to approve an amendment to the Plan that would address the matter you have raised. On behalf of Pride management, I hereby commit that management will make a recommendation, in a meeting of the Board of Directors prior to the end of the next fiscal year, to adopt one of the following amendments to Section 8(a)(iii) and 8(a)(iv) of the Plan:
•	To provide that an award may be made in lieu of bonus without application of a Minimum Restriction Period only in the event the participant is given the opportunity to accept cash in lieu of the award, or

•	To eliminate the exception from the Minimum Restriction Period for awards granted in lieu of bonus that exceed 5% of the shares authorized under the Plan (while retaining the exception for awards granted in lieu of salary).
     Mr. Vitelli, I appreciate your attention to this matter.

Sincerely,
/s/ Lonnie D. Bane
Lonnie Bane
Sr. Vice President, Human Resources

cc:	Mr. Louis Raspino, CEO Mr. David Robson, Chairman, Compensation Committee